Exhibit 99.1

Dear Shareholder:

I am writing to you because you were a private investor in ReGen Biologics, Inc. Now that ReGen is a publicly traded company, information about us will be available through press releases, quarterly and annual reports, and proxy statements, rather than our customary annual letter. You may also check the ReGen web site, www.regenbio.com, where we will post press releases and provide links to our financial reports. We will be updating our web site in the next few months to provide for this information.

The purpose of this letter is to wrap-up 2002 with a summary of major achievements during the year and a brief review of the next steps for 2003.

The year 2002 was an active and successful year for your Company. A brief review of major accomplishments follows:

•	In November, we completed enrollment and surgeries of the 288 patients required in the U.S. Multicenter Trial. This is the most significant milestone until submission of the PMA to the FDA, scheduled for December 2004, once all patients have undergone the two year follow-up required by the FDA;

•	Since the U.S. clinical trial began several years ago, we have results on over 60% of the patients, and clinical results to-date are positive. A five-year follow-up study of the feasibility patients was completed, including a relook arthroscopy, and results are also quite positive. These results have been submitted for publication;

•	In June, we completed a financial transaction that brought approximately $7 million in new capital to ReGen. As part of that transaction, we merged with a publicly traded company and we are now traded under the ticker symbol RGBI; and

•	Centerpulse (NYSE: CEP), our distributor outside the U.S., formed its sales teams in Europe and Australia in the second half of 2002. Sales are underway in Italy, Spain, Germany, Switzerland, and Australia, and the process for introducing the CMI has begun in Canada and Chile.

We wrap-up 2002 with the satisfaction of accomplishing important objectives and a clear set of milestones for 2003, including CMI and SharpShooter sales goals, growth in the research and development pipeline, and an increase in our intellectual property portfolio.

All the best wishes.

Yours sincerely,

/s/ Gerald E. Bisbee, Jr., Ph.D.

Gerald E. Bisbee, Jr., Ph.D.
Chairman and CEO

This letter contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of ReGen and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of ReGen’s current report on Form 8-K/A, filed with the Securities and Exchange Commission on September 4, 2002. ReGen’s filings with the SEC are available to the public from commercial document-retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.